Exhibit 10.14

January 21, 2005

Shalom M. Taragin
6503 Greenspring Avenue
Baltimore, MD 21209

Re:                               Severance Agreement and General Release

Dear Sonney:

We are interested in resolving amicably your separation of employment with the Company, effective January 21, 2005.  Toward this end, we propose the following Severance Agreement, which includes a General Release.

You may consider our offer for twenty-one (21) days.  If you need a reasonable amount of additional time, it will be granted upon request.  As with any legal document, you are encouraged to review this Agreement with an attorney.  You acknowledge that your termination is an individual termination and not part of a group termination.

Once executed, you will have a seven- (7) day period during which you may revoke your decision by sending actual notice to the Vice President of Human Resources.  This agreement shall not become effective or enforceable until after the seven-day revocation period in accordance with Paragraph 19 below.

The proposed terms and conditions of your separation from employment are as follows:

1.                                       In consideration for your General Release and your agreement to be bound by all terms and conditions of this Agreement, Williams Scotsman, Inc. (“the Company”) agrees, intending to be legally bound:

(a)  Salary Continuation:  The Company will continue your salary and benefits in one of the following two ways:

Option 1:  The Company will pay you the equivalent of your base salary through July 31, 2005 at your current rate of pay as of January 21, 2005 ($2,980.77 per week), less taxes and other deductions required by law. You will receive this severance in biweekly installments according to the Company’s usual payroll schedule and via direct deposit.

In addition, under this Option (Option 1), the Company will continue your current insured benefits (health and dental), under the same terms as in effect on January 21, 2005 through July 31, 2005, provided that while you remain covered under your current insured benefits plan, you pay your portion of the premiums on a timely basis.  While receiving severance pay, the Company will deduct your portion of the premiums from the severance pay pursuant to your authorization which you are providing by way of this Agreement.  After July 31, 2005, you will be eligible to apply for and continue benefits under COBRA.   Continued participation in the group health and dental benefits plan pursuant to COBRA shall be at your sole expense; OR

Option 2:  The Company will pay you the equivalent of 75% of your base salary through October 31, 2005 at the rate of $2,235.57 per week less taxes and other deductions required by law.  You will receive this severance in biweekly installments according to the Company’s usual payroll schedule and via direct deposit.

In addition, under this Option (Option 2), the Company will continue your current insured benefits (health and dental), under the same terms as in effect on January 21, 2005 through October 31, 2005, provided that while you remain covered under your current insured benefits plan, you pay your portion of the premiums on a timely basis.  While receiving severance pay, the Company will deduct your portion of the premiums from the severance pay pursuant to your authorization which you are providing by way of this Agreement.  After October 31, 2005, you will be eligible to apply for and continue benefits under COBRA.   Continued participation in the group health and dental benefits plan pursuant to COBRA shall be at your sole expense.

BY YOUR SIGNATURE, PLEASE INDICATE WHICH OF THE ABOVE TWO OPTIONS YOU CHOOSE:

OPTION 1 (Salary Continuation Only):
Signature

OR

OPTION 2  (75% Salary Continuation and Benefits Continuation):

/s/ Shalom Taragin
Signature

(b)  Management Incentive:  Per the terms outlined in the Management Incentive Compensation Plan, you will be paid the prorated amount of your 2004 management incentive. Your projected bonus under the plan was $35,000.  The bonus plan was designed so that bonuses will increase or decrease based on the Company’s EBITDA performance so it is possible that your bonus will be less than the targeted amount.  You will receive this amount according to our usual pay schedule for Management Incentives (estimated payment is by April 2005).

(c)  Automobile Allowance:  The Company will continue your current monthly auto allowance through July 31, 2005.

(d) Life Insurance:  Your coverage in the Company’s group life insurance plan shall terminate on January 31, 2005 in accordance with the terms of the plan.  Thereafter, you will have an option to convert to an individual policy.

(e)  Accrued/Unused Vacation:  The Company will pay out your entire accrued but unused vacation balance as of January 31, 2005.

(f)  Outplacement Services:  The Company will allocate the maximum sum of $6,000.00 to be applied towards Career Transitional Counseling and other outplacement/job search services.  This amount may be applied to outplacement services provided through a vendor of the Company’s selection.  To access this service, notify Marti Fuller at mhfuller@willscot.com or by calling 1-866-866-1882, to indicate that you are ready to participate in the program.  If you choose to select your own outplacement/job search items such as membership fees, training or other job search items selected on your own, the Company will pay for those (up to the $6,000.00 limit), provided you have prior approval from William C. Lebuhn or Marti Fuller.

(g)  Laptop and Cell Phone:  The Company will agree for you to keep your Company laptop (with all the current accessories) and cell phone.

(h) 401(k) Plan:   You will not forfeit any benefits vested prior to the termination of your employment under our 401(k) plan, subject to the terms, conditions and restrictions of such plan.  You will not accrue any additional benefits after the termination of your employment.  All deferrals and, if applicable, loan re-payments will stop as of the last regular (non-severance) payment or the last regular (non-severance) commission payment.   Deferrals and loan payments cannot be made from severance pay.   If you have a 401(k) loan, you will be required to pay the loan in full within 30 days of your termination date.  If it is not paid in full by the end of the calendar year, you will receive a 1099-R form from the 401(k) provider and that loan will be treated as income for this calendar year.   According to legal requirements, additional information on the 401(k) plan will be forthcoming.

(i) Confidentiality:  Payments under item 1(a), (b) and (c) are contingent upon your agreement with and adherence to the Confidentiality provisions outlined in Paragraphs 6(a) and 8.  Failure to adhere to the terms of the Confidentiality provisions of this Agreement will result in cessation of all payments outlined in Paragraph 1(a), (b) and (c).   However the General Release in Paragraph 2(a) will remain in full force and effect.

(j) Discovered Improprieties:  During the severance period outlined in this Agreement, should Williams Scotsman, Inc. discover intentional financial or other improprieties (such as instances of serious improper behavior including gross violations of the Company’s EEO policy, Confidential Company Information Policy or Conflicts of Interest Policy as well as falsification of company records or similar gross violations) related to your management of or involvement with any of the Company’s employees, departments or branches, the Company will cease all payments outlined in Paragraph 1(a), (b) and (c).  However the General Release in Paragraph 2(a) will remain in full force and effect.

(k)  On-going and Up-coming Company/Branch Litigation:  Payments under item 1(a), (b) and (c) are contingent upon your reasonable and good faith cooperation and assistance with any business or employment related litigation or claim(s) that are now known of or that may develop during this severance period, including but not limited to providing the Company with assistance in gathering factual information, interpreting company documents and giving truthful testimony in legal proceedings.  If you fail to cooperate in said activities, the Company will cease all payments outlined in Paragraph 1(a), (b) and (c).   However the General Release in Paragraph 2(a) will remain in full force and effect.

(l)  Consulting and Project Work:  After January 21, 2005 the Company may request independent contractor services from you for consulting and project type work at the rate of $100.00 per hour.  It is expressly understood that as of January 21, 2005, you will no longer be an employee of Williams Scotsman, Inc. and any services rendered to the Company after that time will be as an independent contractor.  You will be solely responsible for tax withholdings on payments for consulting and project type work.

2.                                       (a)                                  General Release:  In consideration for the Company’s payments and agreements set forth above in Paragraphs 1(a), (b) and (c) you agree, intending to be legally bound, to release and forever discharge the Company and any parent, subsidiary, related or affiliated company, and each of their past, present and future officers, directors, attorneys, employees, partners, shareholders, insurers, owners and agents, business plan fiduciaries and agents, and their respective successors and assigns (collectively “Releasees”), jointly and severally, from any and all actions, complaints, causes of action, lawsuits or claims of any kind (collectively “Claims”), known or unknown, asserted or unasserted which you, your heirs, agents, successors or assigns ever had, now have or hereafter may have against Releasees arising heretofore out of any matter, occurrence or event existing or occurring prior to the execution hereof.  This includes but is not limited to:  any claims relating to or arising out of your employment with and/or the termination of employment with the Company and/or any parent, subsidiary, related or affiliated company; any claims for unpaid or withheld wages, severance, benefits, bonuses, commissions, stocks, stock options, stock payments of any kind and/or other compensation of any kind including deferred compensation; any claims for attorneys’ fees, costs or expenses; any claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual preference or orientation, or any other factor protected by Federal, State or Local law (including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. §621 et. seq., Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, and any Maryland, or other state anti-discrimination laws) or any claims of retaliations thereunder; any claims for reemployment or reinstatement; any claims arising under the Employee Retirement Income Security Act (“ERISA”); any claims under the Family & Medical Leave Act or other federal, state or local laws governing leaves of absence; any claims under the National Labor Relations Act or the Sarbanes-Oxley Act; any claims for violation of public policy; any claims for emotional distress or pain and suffering; any claims for retaliation and/or any whistle blower claims; and/or any other statutory or common law claims, now existing or hereinafter recognized, including, but not limited to, breach of contract, libel, slander, fraud, infliction of emotional distress, wrongful discharge, breach of covenant of good faith and fair dealing, promissory estoppel, equitable estoppel and misrepresentation.

(b)  You agree to adhere to the confidentiality provisions outlined in Paragraphs 6(a) and 8.  You acknowledge and agree that any breach or threatened breach of these provisions will cause irreparable injury and incalculable harm to the Company and the Company shall accordingly be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by the Company to such injunctive or other equitable relief shall not be deemed a waiver or limitation on any right or remedy which the Company may have with respect to such breach or threatened breach.  You acknowledge that should any breach of the provisions in Paragraphs 6(a) and 8 or of any part of this section occur, that any and all payments from the Company shall cease, interest in all stock options will be nullified and the Company shall have no further financial obligation to you.  However the General Release in Paragraph 2(a) will remain in full force and effect.

(c)  You agree to cooperate and assist with any business or employment related litigation or claim(s) that are now known of or that may develop during this severance period, including but not limited to providing the Company with assistance in gathering factual information, interpreting company documents and giving truthful testimony in legal proceedings.

3.  The General Release in Paragraph 2 above does not apply to any claims to enforce this Agreement or to any claims arising out of any matter, occurrence or event occurring after the execution of this Agreement.

4.  You acknowledge and agree that the Company’s payments and agreements under Paragraph 1(a), (b) and (c) above are not required by any policy, plan or prior agreement and constitute adequate consideration to support your General Release in Paragraph 2 above.

5.   In the event you elect not to execute this Agreement, the following shall apply:

(a)                                  Your last day of employment will be January 21, 2005.

(b)                                 You will be paid for all days actually worked prior to the termination of your employment.

(c)                                  Your coverage in the Company’s current insured benefits (health and dental) plan will terminate on January 31, 2005 in accordance with the terms of the plan.  However, you will be eligible to continue to participate in the Company’s current insured benefits plan at your expense pursuant to COBRA, subject to COBRA’s eligibility requirements and other terms, conditions, restrictions and exclusions.  You will receive additional information about your COBRA rights shortly.

(d)                                 Your coverage in the Company’s life insurance plan shall terminate on January 31, 2005 in accordance with the terms of the plan.  Thereafter, you will have an option to convert to an individual policy.

(e)                                  You will not forfeit any benefits vested prior to the termination of your employment under our 401(k) plan, subject to the terms, conditions and restrictions of such plan.  You will not accrue any additional benefits after the termination of your employment.  All deferrals and, if applicable, loan re-payments will stop as of the last regular (non-severance) payment or the last regular (non-severance) commission payment.   Deferrals and loan payments cannot be made from severance pay.   If you have a 401(k) loan, you will be required to pay the loan in full within 30 days of your termination date.  If it is not paid in full by the end of the calendar year, you will receive a 1099-R form from the 401(k) provider and that loan will be treated as income for this calendar year.   According to legal requirements, additional information on the 401(k) plan will be forthcoming.

(f)                                    You will receive payment for all accrued but unused vacation pay.

(g)                                 You will not be eligible for the Management Incentive payment as outlined in Paragraph 1(b), the Automobile Allowance outlined in Paragraph 1(c), outplacement services as outlined in Paragraph 1(f) or retention of the Company cell phone and laptop as outlined in Paragraph 1(g).

6.                                       Regardless of whether you execute this Agreement:

(a)  You are prohibited from knowingly and/or deliberately using or disclosing confidential and/or proprietary information which you acquired in the course of your employment with the Company and which is not generally known by or readily accessible to the public.  If you use or disclose information which you acquired in the course of your employment and which you know or should know is not generally known by or readily accessible to the public, it will be presumed conclusively that your prohibited use or disclosure was knowing and/or deliberate. In particular, and by way of example only, such confidential and/or proprietary information cannot be disclosed to any supplier, contractor, subcontractor, customer, competitor or any other entity with which the Company does business or competes for business.  Such confidential and/or proprietary information includes, but is not limited to:  financial data, prices, costs, bids, estimates, plans, blueprints, drawings and project descriptions; legal, accounting, marketing and business plans, strategies and techniques; trade secrets and other formulas; and the identity of customers, suppliers, vendors or potential customers.

(b)   In the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of information which you acquired in the course of your employment which is not generally known by or readily accessible to the public, you must notify immediately, in writing, via certified mail, the Company’s Vice-President of Human Resources at the following address:  8211 Town Center Drive, Baltimore, Maryland 21236.  Any and all documents relating to the request or demand shall be included with the notification.  You shall wait a minimum of ten (10) days (or the maximum time permitted by legal processes if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto.  This provision covers, but is not limited to, requests or demands in connection with judicial, administrative, arbitration and all other adversarial proceedings.  If the request or demand is in conjunction with judicial, administrative, arbitration or other adversarial proceedings, copies of all correspondence regarding the request or demand shall be included with the information sent to the Vice-President of Human Resources.

(c) Prior to the termination of your employment and as a condition precedent to receiving severance payments and other benefits as set forth in Paragraph 1 (a), (b) and (c) above, you must return to the Company, retaining no copies, all Company property (excluding the items mentioned in Paragraph 1(g)), keys, documents, forms, correspondence, computer programs, memos, disks, etc.

7.  Except as expressly provided for in this Agreement, you shall not be eligible for any compensation from the Company or Company-paid benefits subsequent to the termination of your employment.

8.  You agree that, at all times, the existence, terms and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except to the extent required by law, to enforce the Agreement or to obtain confidential legal, tax or financial advice with respect thereto.

9.  Nothing in this Agreement shall result in the forfeiture of any vested benefits, or waive any Claims with regard to any vested benefits, under any Company retirement, 401(k), profit-sharing or other deferred compensation plans.

10.  You agree that you will not make any negative comments or disparaging remarks, in writing, orally or electronically, about the Company or any other Releasee and their respective officers, directors, employees and agents and their respective products and services.  However, nothing in this Agreement shall be interpreted to restrict your right and obligation to testify truthfully.

11.  You agree that, for a period of one (1) year following the termination of your employment, you will not solicit or otherwise encourage any employee of the Company to terminate his or her employment with the Company in order to work with or for you or any other person or entity.

12.  You agree that you will not apply for employment or reemployment with the Company or any parent, subsidiary, related or affiliated company.  In the event that you seek employment and/or reemployment in violation of this provision, the Company or any parent, subsidiary, related or affiliated company shall have no obligation to employ you or reemploy you, and the failure or refusal to employ you or reemploy you shall not be deemed to be unlawful retaliation or discrimination against you.

13.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.  Further, the parties hereby agree that the venue for any action, suit or proceeding related to or arising out of this Agreement will be Baltimore County, Maryland.  The parties agree and consent that the Circuit Court for Baltimore County shall have exclusive jurisdiction over any action, suit or proceeding related to or arising out of the Severance Agreement and that the parties irrevocably submit to the jurisdiction of that court.

14.  Nothing in this Agreement shall be construed as an admission or concession of liability or wrongdoing by the Company or you or any other Releasee as defined above.  Rather, the proposed Agreement is being offered for the sole purpose of settling amicably any and all possible disputes between the parties.

15.  If any provision in this Agreement or the application thereof is construed to be overbroad, then the court making such determination shall have the authority to narrow the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed form.  Moreover, each provision in this Agreement is independent of and severable from each other.  In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, the affected provision (s) shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected thereby.

16.  This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements, written or oral, expressed or implied.  Moreover, this Agreement may not be amended, except by an instrument in writing signed by all of the parties hereto.

17.  You agree and represent that:

(a)                                  You have read carefully the terms of this Agreement, including the General Release;

(b)                                 You have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney;

(c)                                  You understand the meaning and effect of the terms of this Agreement, including the General Release;

(d)                                 You were given as much time as you needed (a minimum of 21 days) to determine whether you wished to enter into this Agreement, including the General Release;

(e)                                  The entry into and execution of this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;

(f)                                    No promise or inducement not expressed herein has been made to you; and

(g)                                 You have adequate information to make a knowing and voluntary waiver.

18.  This agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns.

19.  If you execute this Agreement, you will retain the right to revoke it for seven (7) days.  To revoke the Agreement, you must send a certified letter to Bernard G. Bena, Vice-President of Human Resources at 8211 Town Center Drive, Baltimore, MD 21236.  The letter must be post-marked within 7 days of your execution of the Agreement.  If the 7th day is a Sunday or holiday, then the letter must be post-marked on the following business day.  If you revoke this letter in a timely basis, you will not be eligible for the payments and benefits described in paragraphs 1(a), (b), (c) and (g) above.

If you agree with the proposed terms as set forth above, please sign this letter indicating that you understand, agree with and intend to be bound by such terms.

Williams Scotsman, Inc.

/s/ William C. Lebuhn
William C. Lebuhn
Senior Vice-President, Chief Administrative Officer
Williams Scotsman, Inc.

UNDERSTOOD AND AGREED,
INTENDING TO BE LEGALLY BOUND:

/s/ Shalom Taragin
Shalom M. Taragin

1/27/05
Date

/s/ William C. Lebuhn
Witness